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                                                                  EXHIBIT 10.162



                                             January 31, 2000




Wilshire Technologies, Inc.
5 861 Edison Place
Carlsbad, CA 92008

    Re: Proposal to Purchase Assets of Wilshire Contamination Control Division

Gentlemen:

    This letter sets forth the proposed terms and conditions for an agreement among (i) WCCD Acquisition Corp., a _____________________________________ and a
wholly-owned subsidiary of Foamex Asia Co. Ltd., and Foamex Asia Co., Ltd., a _____________________________________, (collectively, the "Buyer"), and (ii)
Wilshire Technologies, Inc., a California corporation (the "Seller") with respect to the acquisition by the Buyer of substantially all of the Seller's assets in its Wilshire Contamination Control Division (the "Division"), on the terms set forth below:

    1. Structure. Effective February 15, 2000 (the "Closing Date"; it being understood that the closing may occur on such other date not later than 90 days after the Seller' s execution of this Letter (the "Termination Date") when all of the conditions to Closing have been satisfied), the Seller will sell and convey to the Buyer good and marketable title, free and clear of any liens, claims or interests of others, to all of the Seller's assets related to the Division, as listed in Attachment I to this Letter. Assets included on Attachment 1 consisting of raw material, work in progress and finished goods inventories of the Division are valued at approximately $____________ at the date of this letter. Such inventories will be relieved and replenished between this date and the Closing Date in a manner consistent with Wilshire's ordinary business practices as provided in section 11.

    2. Treatment of Liabilities. The Buyer will assume only those liabilities arising after the Closing Date under contracts specified in Attachment 1 (the "Assumed Contracts"), and the Buyer will not assume any other liabilities of the Seller of any nature, and whether known or unknown, absolute or contingent (including without limitation all accounts payable, accrued liabilities and employee-related and retirement plan liabilities). The Buyer may elect to require the seller to comply with applicable "bulk sales" laws assuming such provisions of the California law are applicable to assets transferred pursuant to this Letter.

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    3.  Purchase Price

        a. The purchase price of the Assets (the "Purchase Price") will be paid in the form' of quarterly royalty payments payable within 60 days of the end of each quarter for which such payments are due. The royalty will be calculated on all swab, wiper, roller and similar contamination control products sold by Buyer.

            i. Year One. 20% of U.S. sales based on collected amounts plus 5.0% of all other sales based on collected amounts. If, in year one, operating cash flows (to be defined) are not sufficient to fully pay the calculated royalty, such deficiency amount will be deferred and paid in year two, ratably by quarter or as year two operating cash flows, if greater, allow.

            ii. Year two. 18% of U.S. sales based on collected amounts plus 8% of all other sales based on collected amounts.

            iii. Year Three. 16% of U.S. sales based on collected amounts plus 8% of all other sales based on collected amounts.

All royalty payments will commence at closing and cease twelve quarters after the beginning of the first quarter (three month period) in which sales to which sales to which such royalty applies aggregate $750,000. Such twelve quarter period shall constitute the "Basic Royalty Period." Royalty payments will be collateralized by Seller's assets transferred to Buyer pursuant to item 1 of this Letter. There will be no cap on the amount of the royalty. Taxes, including income or withholding taxes, if any, payable on royalties received by the Seller will be the responsibility of the Seller. Notwithstanding that, Buyer and Seller agree to negotiate terms of the definitive agreement in a tax effective manner for both parties.

        b. To the extent that the Buyer has not paid the Seller at least an aggregate of $2.5 million in royalties on sales during the twelve quarter Basic Royalty Period, such Basic Royalty Period shall be extended for 4 additional quarters or until an aggregate amount of $2.5 million in royalties has been paid to the Seller. Additional royalties for such extended period shall be calculated based on rates for year three, as described in section 3 (a) (iii) above.

        c. In order to ensure the calculation of royalty payments, the Buyer will provide the Seller with unaudited quarterly balance sheets and statements of income within 60 days after each quarter end for each quarterly royalty period certified by the Buyer's Chief Financial Officer, which financial statements shall be prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby and shall be complete and correct and present fairly the financial condition of the Buyer at the dates of said statements and the results of its operations for the periods covered thereby. In addition, the Buyer will provide the Seller with reasonable access at any time to confirm the calculation of royalty payments. In the event of a dispute with respect to the calculation of royalty payments, Buyer and Seller will select a mutually acceptable CPA firm to review the calculations. Adjustments, if any, proposed by the CPA firm based on such review will be paid or refunded, as appropriate, without dispute, within 5

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        working days. The fees of the CPA firm for such review will be borne by the party making the payment for the adjustment of the royalty. If, after completion of its review, no adjustment is proposed by the CPA firm, the party initially requesting the review will be responsible for such fees.

    4. Buyer will expend approximately $900,000 for assets to be devoted to the production of contamination control products. A tentative listing of such equipment is listed at Attachment 2 and within 30 days of execution of this Letter, a finalized listing will be provided to Seller.

    5. Employees. Issues relating to employees will be mutually agreed upon at a later date.

    6. Allocation of Purchase Price. If it is determined an explicit allocation is required to be stipulated in the definitive agreement, Purchase Price shall be allocated among the Assets as mutually agreed, in a tax effective manner.

    7. Definitive Agreement; Conditions to Closing. Subject to the final sentence of Section 8 below, the parties shall negotiate in good faith to arrive at a mutually acceptable definitive agreement for approval, execution and delivery on or before the Termination Date. The definitive agreement shall contain customary representations and warranties. Execution of a definitive agreement will be subject to (i) due diligence being satisfactory to the Seller and Buyer, (ii) the Buyer obtaining on terms satisfactory to Buyer all permits, licenses and other legal requirements necessary to operate the business, (iii) the Buyer securing on terms satisfactory to the Buyer employment arrangements with such of the Seller's employees as the Buyer deems desirable, (iv) the consent on terms satisfactory to the Buyer to the assignment to the Buyer of all Assumed Contracts, (v) the accuracy and completeness of all disclosures made to the Buyer by or on behalf of the Seller and to the Seller by or on behalf of the Buyer, (vi) the absence of any material adverse change in the Buyer's or Seller's business, operations, assets or prospects.

    8. Access. The Seller shall provide to the Buyer and its agents, attorneys, consultants, accountants, investment bankers, lenders and employees (collectively "Representatives") reasonable access to the Seller's facilities, detailed asset lists, vendor and payable records, books and records and shall cause the Seller's employees, vendors, suppliers, accountants, and other agents and representatives of the Seller to cooperate fully with the Buyer and its Representatives in connection with the Buyer's due diligence investigation of the Seller and the Seller's assets, contracts, liabilities, operations, records, business and other aspects of the Seller. The Buyer or Seller shall be under no obligation to continue with its due diligence investigation or negotiations regarding the definitive agreement if, at any time, the results of its due diligence investigation are not satisfactory to the Buyer or Seller for any reason in its sole discretion. Buyer or Seller will promptly inform the other party if it determines it will not proceed with the transaction and such notice will accelerate the Termination Date.

    9. Use of Information. All information provided to the Buyer under Section 8 which is proprietary to the Seller and not generally available in the industry (the "Information") will be used solely for the purpose of evaluating the possible acquisition

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by the Buyer and the Buyer and its Representatives will keep all Information confidential, except that the Buyer may disclose Information to its Representatives who need to know Information for the purpose of evaluating the possible acquisition. If the transactions contemplated by this Letter are not consummated, the Buyer promptly will return to the Seller all copies of the Information in its possession.

    10. Exclusive Dealings. From the date of this Letter through 5:00 p.m. on the Termination Date, the Seller shall not, directly or indirectly, through any other person or entity or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to the acquisition of all or any part of the contamination control assets utilized in the operation of the Division.

    11. Conduct of Business. Until a definitive agreement has been duly executed and delivered by all of the parties or this letter has been terminated pursuant to Section 14 below, the Seller shall conduct the operations of the Division only in the ordinary course of business. Without limiting the foregoing, the Seller will not (a) dispose of any fixed assets of the Division with a value in excess of $10,000, (b) conduct its business in any manner other than its usual and ordinary course of business, without the Buyer's prior written consent. The Seller will also furnish the Buyer with unaudited monthly balance sheets and statements of income for the Division within 45 days after each month and for each month ending after the date of this Letter, certified by the Chief Financial Officer, which financial statement shall be prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby and shall be complete and correct and present fairly the financial condition of the Seller at the dates of said statements and the results of its operations for the periods covered thereby.

    12. Disclosure. Except as and to the extent required by law or to enforce or defend rights or obligations under this Letter, without the prior written consent of the Buyer and the Seller, no party to this Letter shall, and each shall direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise publicly disclose or permit the public disclosure of the existence of discussions regarding a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Letter. It is anticipated Seller, as a public corporation, will be required to disclose the signing of this Letter.

    13. Costs. Each party shall be responsible for and bear all of its or his own costs and expenses (including any intermediary's, investment banker's, broker's or finder's fees) incurred in connection with the proposed transactions, including without limitation expenses of its Representatives, incurred at any time in connection with pursuing or consummating the proposed transaction.

    14. Termination This Letter may be terminated as described in paragraph 7 or
(a)by written agreement by the Buyer and Seller or (b) upon written notice by the Buyer or Seller to the other that the Definitive Agreement has not been executed by the Termination Date. Upon termination of this Letter, the parties shall have no further obligations hereunder, except as stated in sections 9,10,11,12,13,14 and 15, which shall survive any such termination.


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    15. Nature of this Letter. This Letter is only for the purpose of setting forth the present understanding of the parties with respect to the transactions contemplated hereby, and no party shall be under any legal obligation or have any liability to any other party with respect to the transactions contemplated hereby until a fully integrated, definitive purchase agreement and other related documents, are prepared, authorized, executed and delivered by and among all parties hereto and until all conditions which may be set forth in the definitive agreement and such other agreements shall have been met. Notwithstanding the foregoing, the obligations of the parties set forth in Sections 9, 1 0, 11, 12, 13, 14 and 15 shall be valid, binding and continuing obligations of the parties.

    16. The definitive agreement will include mutually acceptable provisions which will preclude the Seller from disclosing knowledge, know-how, trade secrets or similar information specific to the operation of the Division to outside parties.

    17. This Letter and the definitive purchase agreement shall be governed by California law and each the Buyer and Seller will be responsible for fees of its respective attorneys.

If the foregoing is acceptable, please sign and date this Letter in the space provided below to confirm the mutual agreements set forth herein and return a copy to the undersigned,

                                        Very truly yours,


                                        WCCD Acquisition Corp.


                                        By:
                                           -------------------------------------
                                                                     , President
                                           -------------------------

                                        Foamex Asia Co., Ltd.

                                        By:       /S/ Pichit Nithivasin
                                           -------------------------------------
                                           Pichit Nithivasin               , CEO
                                           -------------------------------



Acknowledged and agreed to:

Wilshire Technologies, Inc.

By:    /S/ Ronald W. Cantwell
   --------------------------------
Name:  Ronald W. Cantwell
     ------------------------------
Title:  Chairman
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Date:  1/31/2000
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